Exhibit 10.1

SEPARATION OF EMPLOYMENT AND CONSULTING AGREEMENT

This Separation of Employment and Consulting Agreement (this “Agreement”) is made as of the 29th day of June 2010, by and between Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business of 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703 (the “Company”) and Benjamin R. Yerxa, Ph.D. (the “Executive”).

WHEREAS, the Company currently employs the Executive as the Executive Vice President and Chief, Research and Development, of the Company; and

WHEREAS, the Executive desires to resign from his position as Executive Vice President and Chief, Research and Development, of the Company and simultaneously therewith to enter into this Agreement with the Company effective August 1, 2010 (the “Effective Date”); and

WHEREAS, the Company desires to obtain from the Executive, and the Executive desires to provide to the Company, consulting services through December 31, 2010;

WHEREAS, the Executive and the Company mutually desire to: (i) establish the terms and conditions of the Executive’s post-employment consultancy, and (ii) ratify and confirm the rights and obligations of the Company and the Executive as set forth in the Employee Confidentiality, Invention Assignment and Non-Compete Agreement, entered into by the Company and the Executive on February 4, 2000, a copy of which is attached hereto as Exhibit A (the “Non-Compete Agreement”); and

WHEREAS, in consideration of the foregoing objectives, the Executive and the Company wish to enter into this Agreement.

IT IS HEREBY AGREED, by and between the Executive and the Company as follows:

1.	Resignation. As of the Effective Date, the Executive hereby resigns from his position as Executive Vice President and Chief, Research and Development, of the Company.

2.	Consultancy.

(a)	For the period commencing on the Effective Date and ending on December 31, 2010 (the “Consulting Period”), the Executive shall (i) perform consulting services reasonably requested by the Company (the “Services”) and as mutually agreed to by the Executive and the Company and (ii) report directly to the Company’s President and Chief Executive Officer. In performing the Services, the Executive agrees to be available for meetings from time to time at the principal executive offices of the Company and elsewhere at such times as shall be mutually agreed by the parties. The Executive agrees not to engage in full time employment with anyone other than the Company while performing Services during the Consulting Agreement pursuant to this Agreement without the prior written consent of the Company’s President and Chief Executive Officer.

(b)	During the Consulting Period, the Executive shall be treated as an independent contractor and shall not be deemed to be an employee of the Company or any affiliate of the Company. The Company acknowledges that at all times during the Consulting Period, the Executive shall be a “Key Advisor” as such term is defined in the Corporation’s 2010 Equity Compensation Plan (the “2010 Plan”).

3.	Contingent Obligations. The obligations of the Company under this Agreement are subject to, and contingent upon, the Executive continuing to be willing to provide the Services in a consulting capacity to the Company from the date hereof until the expiration of the Consulting Period.

4.	Compensation. In consideration of the Executive’s execution of this Agreement, and his agreement to be legally bound by its terms, the Company will provide the Executive with the following compensation:

(a)	Consulting Payments; Reimbursement. The Executive shall be paid as follows during the Consulting Period for the provision of the Services (collectively, the “Consulting Payments”): (i) Ten Thousand Dollars ($10,000) for each full calendar month during the Consulting Period (it being understood and agreed that for purposes of this consultancy, a full calendar month shall entail one (1) eight (8) hour day of Service per week by Executive); and (ii) a pro rated portion of the Ten Thousand Dollars ($10,000) payment for each partial month during the Consulting Period. In addition, the Company will reimburse the Executive for necessary and reasonable out-of-pocket business expenses incurred in connection with the performance of Services. All such expenses shall be supported by receipts. Upon receipt by Company of all such receipts, Company shall promptly reimburse Executive.

(b)

Separation Payment. The Executive shall be paid a single sum cash payment equal to the sum of (i) his current annual base salary and (ii) an amount representing his “target” bonus for 2010 under the Company’s Executive Officer Cash Bonus Plan that is equal to 50% of his current annual base salary, pro rated for the period from January 1, 2010 through the Effective Date (the “Separation Payment”). The Separation Payment shall be paid to the Executive on the 60th day following the Effective Date provided that the Executive has signed and not revoked this Agreement prior to that date.

(c)

Stock Options. The post-termination exercise period for the Executive’s outstanding vested stock options granted prior to July 1, 2005 under the Company’s 1995 Equity Compensation Plan with an exercise price of $9.42 or lower (such options being referred to collectively as the “Vested Options”) shall be extended, to the extent necessary, to permit the exercise of those options through the 90th day following the termination of the consultancy described herein (such options being referred to as the “Vested Options”). Except as specifically provided for in this Agreement, all other terms of the Vested Options shall remain unchanged.

(d)	Other Reimbursement of Expenses. The Executive shall be paid any unpaid business-related expenses incurred by the Executive and substantiated to the Company, but not reimbursed to the Executive as of the Effective Date.

(e)	COBRA; Accrued Obligations. The Executive shall continue his existing coverage under the existing Company health and dental plans through the first day of the month coincident with or next following the Effective Date. Thereafter, the Executive may elect to continue medical and dental benefits, through the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), in accordance with federal and state regulations, provided that he pays the appropriate premiums for the coverage and returns the necessary paperwork. The Company will send the COBRA paperwork to the Executive under separate cover. The Company shall subsidize Executive’s COBRA premiums at active employee rates for a period of one-year following the Effective Date, thereafter Executive shall be required to pay the full COBRA premium in order to retain COBRA coverage. The Executive shall also be entitled to the payment of any accrued base salary that has not yet been paid to the Executive, payment for accrued but unused vacation days in accordance with the Company’s applicable policies, and any payments or benefits expressly required by applicable law.

(f)	Outplacement Services. The Company shall provide the Executive with outplacement services as contracted for by the Company for a period of twelve (12) months following the Effective Date.

(g)	Payments After Revocation Period. Notwithstanding anything to the contrary, prior to the expiration of the Revocation Period without revocation (i) no amount of the Separation Payment shall be paid, (ii) the changes to the Vested Options shall not become effective, (iii) the subsidization of the COBRA premiums shall not be made; and (iv) outplacement services shall not be provided.

(h)	No Additional Consideration. Except as set forth in this Agreement, it is expressly agreed and understood that Releasees (as defined below) do not have, and will not have, any obligation to provide the Executive at any time in the future with any payments, benefits or considerations other than those recited in this Agreement, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms and other than the Release Exclusions (as defined below). The Executive further agrees and acknowledges that he is owed no additional payments from the Company beyond what is due to him under this Agreement.

(i)

Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Company deems is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under this Agreement, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Executive.

5.	Release of Claims.

(a)	Release of Company. In consideration of the promises of the Company set forth herein, the Executive, and his heirs, executors and administrators, intending to be legally bound, hereby permanently and irrevocably agrees that the Executive’s employment with the Company will terminate on the Effective Date and hereby REMISE, RELEASE and FOREVER DISCHARGE Company and any individual or organization related to the Company and against whom or which the Executive could assert a claim, including any and all affiliates, and their officers, directors, shareholders, partners, employees and agents, and their respective successors and assigns, heirs, executors and administrators (hereinafter referred to collectively as “Releasees”), of and from any and all causes of action, suits, debts, claims and demands whatsoever, which he had, has, or may have against Releasees from the beginning of the Executive’s employment or other service with the Company or the Executive’s ownership of Company common stock to the Effective Date arising from or relating in any way to the Executive’s relationship to the Company as an employee, other service provider or shareholder and the termination of his employment relationship with the Company, other than the Release Exclusions (as hereinafter defined), including without limitation claims under the North Carolina Equal Employment Practices Act, N.C.G.S.A. § 143 et. seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act 29 U.S.C. § 1001 et seq., the Age Discrimination in Employment Act, as amended 29 U.S.C. § 621 et seq. (the “ADEA”), any other claim under any federal, state, or local common law, statutory or regulatory provision, now or hereafter recognized, and all claims for counsel fees and costs. The Executive agrees and covenants that should any other person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding arising from or relating in any way to the Executive’s relationship to the Company, the Executive will not seek or accept any personal relief in such civil action, suit or legal proceeding. This release does not give up the Executive’s rights, if any, to a claim that the Executive has or may have (the “Release Exclusion”) to enforce any rights under this Agreement, particularly with respect to the payment of any amount to the Executive described in Section 4 of this Agreement, or to make or pursue any claim for benefits under any employee benefit plan (as defined in Section 3(8) of the Employee Retirement Income Security Act of 1974, as amended) sponsored by the Company arising from Executive’s participation in such Plan.

(b)

Release of Executive. The Company hereby REMISES, RELEASES and FOREVER DISCHARGES Executive of and from any and all causes of action, suits, debts, claims and demands whatsoever, which it had, has, or may have against Executive from the beginning of the Executive’s employment or other service with the Company to the Effective Date arising from or relating in any way to the Executive’s relationship to the Company as an employee, other service provider or shareholder and the termination of his employment relationship with the Company, any other claim under any federal, state, or local common law, statutory or regulatory provision, now or hereafter recognized, and all claims for counsel fees and costs. This release does not give up the Company’s rights, if any, to a claim that the Company has or may have to enforce any rights under this Agreement.

(c)	Satisfaction. The Executive also agrees that the payments in Section 4 of this Agreement are in full satisfaction of any liability or obligation of the Company to the Executive as of the Effective Date, other than the Release Exclusions.

(d)	Release of Consultancy Claims. The Executive and the Company covenant and agree that within 10 days following the conclusion of his consultancy, they shall execute and not revoke a second release agreement releasing the Releasees and the Executive of and from any and all causes of action, suits, debts, claims and demands whatsoever, which he and it had, has, or may have against the Releasees and the Executive, respectively, from the beginning of the Executive’s consultancy with the Company through the date of the release on a form prescribed by the Company, which shall be a mutual release substantially similar to the releases contained in this Agreement, except to account for any changes in any of the applicable laws governing these releases.

6.	Confidentiality, Invention Assignment and Non-Competition Agreement.

(a)	Non-Compete Agreement. The Executive acknowledges his continuing legal obligations under Section 1 through 7 of the Non-Compete Agreement, the terms of which are incorporated herein by reference.

(b)

In addition to the Executive’s ongoing legal obligations under Sections 1 through 7 of the Non-Compete Agreement, and in connection with this Agreement, during the one-year period following the expiration of the Consulting Period, the Executive shall not directly or indirectly, through any other person, firm, corporation, or other entity (whether as an officer, director, employee, partner, consultant, holder of more than two percent of the outstanding equity or debt of the entity, lender, or in any other manner or capacity) engage in or participate in any business that develops, sells, markets, or offers to sell (i) Ophthalmic products that would compete with the Company’s products and product candidates (including, without limitation, topical ocular antibiotic products, and product candidates for dry eye and blepharitis); and/or (ii) Cystic Fibrosis products that would compete with the Company’s products and product candidates (including, without limitation, ion-channel modulators, and agents that hydrate or clear airways) anywhere in the World. Notwithstanding the foregoing, nothing in this Agreement or in the Non-Compete Agreement shall restrict the Executive from engaging in or participating in preclinical work for a company that does not have products (or product candidates that are already in the clinical trial stage) that are or could, in the reasonable opinion of the Company’s Chief

Executive Officer be likely to compete with the Company’s products and product candidates or non-profit organizations involved in such areas, subject to, in all cases, Executive’s continuing compliance with any confidentiality provisions contained in the Non-Compete Agreement.

7.	Termination. The Company and the Executive acknowledge that the performances of the promises of each are expressly contingent upon the fulfillment and satisfaction in all material respects of the obligations of the other party as set forth in this Agreement.

8.	Revocation. The Executive has the right to revoke this Agreement for a period of seven (7) days (the “Revocation Period”) following his execution of this Agreement by giving written notice to the Company.

9.	Notice. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to the Executive, at the address set forth following his signature below. Either party may change such address from time to time by notice to the other.

10.	Acknowledgements.

(a)	No Admission of Violation. The Company and the Executive agree and acknowledge that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by either party.

(b)	Confidential Information. The Executive represents that any and all documents containing confidential information of the Company will be returned to the Company upon the Effective Date.

(c)	Review; Advice. The Executive hereby certifies that he (i) has read the terms of this Agreement, (ii) has been advised by the Company to consult with an attorney of his own choice prior to executing this Agreement, (iii) has had an opportunity to do so, and (iv) understands this Agreement’s terms and effects.

(d)	No Additional Representations. The Executive hereby certifies that neither Releasees nor any representative of Releasees has made any representations to the Executive concerning this Agreement other than those contained herein.

(e)	ADEA Waiver; 21-Day Period of Consideration. The Executive acknowledges that he (i) has been informed that this Agreement includes a waiver of claims under the ADEA, and (ii) has the right to consider this Agreement for a period of twenty-one (21) days.

(f)	Acknowledgment of Revocation Period. Executive understands that he has the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement by giving written notice to the Company.

(g)	Authorization. Appropriate officers of the Company have been authorized to finalize any and all documentation required in connection with each of the terms and conditions of this Agreement.

11.	Successors and Assigns. This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estate, executors, administrators, heirs and beneficiaries. In the event of the Executive’s death, any amounts accrued and unpaid through the date of death shall be paid to the Executive’s estate, heirs and representatives in accordance with the terms of the Agreement. The Executive may not assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.	Entire Agreement.

(a)	This Agreement, together with the Non-Compete Agreement, constitutes the complete and entire understanding between the Company and the Executive with respect to the matters covered hereunder, and supersede any and all prior agreements and understandings between the Company and the Executive to the extent they are inconsistent with this Agreement.

(b)	If any provision of this Agreement is deemed invalid, the remaining provisions shall not be affected.

13.	Amendment. This Agreement may be amended or modified at any time by a written instrument executed by both the Company and the Executive.

14.	Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

16.	Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

17.	Choice of Law. The provisions of this Agreement shall be governed by the laws of the State of North Carolina, without regard to any choice of law provisions.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Company and the Executive have executed the foregoing Agreement on the dates indicated below.

EXECUTIVE

By:	/s/ Benjamin R. Yerxa, Ph.D.

Name:	Benjamin R. Yerxa, Ph.D.

Date:	June 29, 2010

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams

Name:	Adrian Adams

Title:	President and Chief Executive Officer

Date:	June 29, 2010